UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 22, 2006 (May 17, 2006)

WQN, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27751	75-2838415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

509 Madison Avenue, New York, NY 10022
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, Including Area Code: 212-774-3656

14911 Quorum Drive, Suite 140, Dallas, Texas, 75254
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On May 22, 2006, WQN, Inc., a Delaware corporation, (“WQN”) and its wholly-owned subsidiary Park Ave. Assoc. LLC, a Delaware limited liability company (“Park Ave. Delaware” and, collectively with WQN, the “WQN Parties”), announced that the WQN Parties entered into an agreement, effective May 17, 2006 (the “Cross Country Agreement”), with E. Denton Jones (“Jones”) and Cross Country Capital Partners LP (“Cross Country”) (Jones and Cross Country are collectively referred to as the “Jones Parties”). Pursuant to the Cross Country Agreement, WQN will completely withdraw its investment in Cross Country Capital Partners, LP. Cross Country will transfer to WQN as the return of its capital (“Return of Capital”), the sum of two million eight hundred fifty thousand dollars ($2,850,000). The Return of Capital shall be made to WQN in the following manner: (i) by the payment on the earlier of the closing of the Enabling Mortgages (as defined in the Cross Country Agreement) and August 16, 2006, of the sum of $200,000 in cash; and (ii) by the transfer within ten (10) business days of date of the Cross Country Agreement, of restricted shares of VOIP, Inc. common stock (the “Stock”); the number of shares of the Stock shall be equal to the quotient whereby (i) the numerator is $2,650,000 and (ii) the denominator is the volume weighted average price of the Stock for the five (5) trading days preceding the date of the Cross Country Agreement. The terms of the Cross Country Agreement also provided that the parties enter into general releases with each other. E. Denton Jones is a director of WQN.

(c) Exhibits.

Exhibit Number	Description
N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 22, 2006

WQN, INC.

By:	/s/ David S. Montoya
David S. Montoya Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
N/A